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                     April 24, 2023

       Kathryn A. Romano
       Chief Accounting Officer
       Krystal Biotech, Inc.
       2100 Wharton Street, Suite 701
       Pittsburgh, PA 15203

                                                        Re: Krystal Biotech,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed Feberuary 27,
2023
                                                            File No. 001-38210

       Dear Kathryn A. Romano:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences